EXHIBIT 10.40

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF ILLINOIS

EASTERN DIVISION

In re:	) Chapter 11
)
ARTRA GROUP, INC.,	) Case No. 02 B 21522
)
Debtor.	)
) Honorable Pamela S. Hollis

ORDER CONFIRMING AMENDED JOINT REORGANIZATION

PLAN OF ARTRA GROUP, INCORPORATED, AS MODIFIED

This matter comes before the Court for hearing on January 25, 2007 (the “Confirmation Hearing”) upon the request of ARTRA GROUP, Incorporated (the “Debtor”) and the Official Committee of Unsecured Creditors of ARTRA GROUP, Incorporated (the “Creditors’ Committee” and, together with the Debtor, the “Plan Proponents”) for an order confirming the Amended Joint Reorganization Plan Of ARTRA GROUP, Incorporated, as modified (hereinafter, the “Plan”).1

The Court has considered the Plan, the affidavits of John Conroy, the Honorable Erwin I. Katz (ret.), and Mark A. Peterson submitted in support of the Plan, the offer of proof of the Plan Proponents with respect to testimony that would be adduced in support of confirmation of the Plan, and the statements of all interested counsel with respect to the foregoing.

The Court has also reviewed the Proof of Service of Michael Spitzer dated November 29, 2006 with respect to service of the notice of the Confirmation Hearing, the Certification and Supplemental Certification of Brian Osborne certifying the acceptances and rejections of the Plan, and the Certificate of Service of Miriam R. Stein with respect to the Notice to Entities affected by Release and

[1]

Capitalized terms used herein shall have the meanings ascribed to them in the Amended Glossary filed of record on January 24, 2007 unless otherwise indicated. Any capitalized term used but not defined herein, or in the Glossary, but that is defined in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning ascribed to such term in the Bankruptcy Code or the Bankruptcy Rules.

Injunction Applicable to Class 2B of Debtor’s Amended Joint Reorganization Plan and Establishment of Deadline to Object Thereto, all in accordance with the Order (A) Scheduling hearing on confirmation of the Joint Reorganization Plan of ARTRA GROUP, Inc., (B) Establishing the Plan Objection and Voting Deadlines; (C) Approving forms of Ballots and Master Ballots and Ballot Solicitation and Tabulation Procedures; and (D) Approving the Form and Manner of Notices (the “Voting Procedures Order”), and concludes that good and sufficient notice of the Confirmation Hearing was given to all parties in interest.

It appearing that this Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334; this proceeding is a core proceeding within the meaning of 28 U.S.C. § 157(b)(2), and venue is proper in this District pursuant to 28 U.S.C. §§ 1408 and 1409; it appearing that proper and adequate notice has been given under the circumstances and that no other or further notice is necessary; and after due deliberation and sufficient cause appearing therefor, the Court hereby FINDS, CONCLUDES AND ORDERS that:

Findings of Fact and Conclusions of Law

Introduction

These Findings and Conclusions constitute the Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rules 7052 and 9014. Any finding of fact shall constitute a finding of fact even if it is stated as a conclusion of law, and any conclusion of law shall constitute a conclusion of law even if it is stated as a finding of fact.

A.	Jurisdiction and Venue.

1. The Court has jurisdiction to conduct the Confirmation Hearing and to confirm the Plan pursuant to 28 U.S.C. §§ 157 and 1334. This matter is a core proceeding pursuant to 28 U.S.C. § 157(b) and this Court has jurisdiction to enter a final order with respect thereto on all issues, other than the injunctions to be issued pursuant to 11 U.S.C. § 524(g).

2. In connection with the Confirmation Hearing, the District Court has jurisdiction under 11 U.S.C. § 524(g)(2) to enter the Asbestos Permanent Channeling Injunction contemplated by the Plan, and this Court may enter proposed findings and conclusions in regard to the Asbestos Permanent Channeling Injunction. No holders of Allowed Claims have questioned the authority of this Court or the District Court to issue, or have challenged the propriety, as a matter of law, of the Plan provisions that provide for the issuance of the Asbestos Permanent Channeling Injunction and the third party releases that are issued and approved by this Order.

3. The Debtor was and is qualified to be a debtor under section 109(a) of title 11 of the United States Code, 11 U.S.C. § 101 et seq., as amended (the “Bankruptcy Code”), and each of the Plan Proponents is a proper proponent of the Plan under section 1121(a) of the Bankruptcy Code.

4. The Debtor is a corporation organized and existing under the laws of the State of Pennsylvania with its principal place of business in Bloomingdale, Illinois. Accordingly, venue in the Northern District of Illinois was proper as of the Petition Date pursuant to 28 U.S.C. § 1408 and continues to be proper.

5. Each of the conditions precedent to confirmation of the Plan and entry of the Confirmation Order has been satisfied in accordance with section 9.1 of the Plan.

B.	Judicial Notice.

6. This Court takes judicial notice of the docket or the Debtor’s Chapter 11 Case and all related and adversary proceedings maintained by the Clerk of the Court, and all pleadings and other documents filed, all orders entered, and evidence and arguments made, proffered or adduced at the hearings held before the Court and the District Court during the pendency of the Chapter 11 Case.

C.	Technical Modifications to the Plan.

7. The Plan has been modified with technical modifications that do not materially alter or adversely affect the treatment of any Claim against or Interest in the Debtor. Pursuant to section 1127(b) of the Bankruptcy Code and Bankruptcy Rule 3019, the technical modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of acceptances or rejections under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims against or Interests in the Debtor be afforded the opportunity to change previously cast ballots accepting or rejecting the Plan as filed with the Bankruptcy Court, through the Debtor’s Voting Agent identified below.

8. Accordingly, the Plan, as modified by the technical modifications, is properly before this Court and all votes cast with respect to the Plan prior to the technical modifications shall be binding and shall be deemed cast with respect to the Plan as modified by the technical modifications.

D.	Procedural Background

9. The Debtor filed a voluntary petition for relief under the Bankruptcy Code on June 3, 2002 (the “Petition Date”).

10. On or about June 25, 2002, the United States Trustee for the Northern District of Illinois appointed the Creditors’ Committee to represent the interests of unsecured creditors in the Chapter 11 Case pursuant to section 1102(a)(1) of the Bankruptcy Code.

11. By order dated August 30, 2002, this Court appointed Erwin I. Katz, Ltd. as the legal representative for future asbestos claimants (the “Futures Representative”), retroactive to June 3, 2002.

12. On November 3, 2006 the Plan Proponents filed the Plan with the First Amended Disclosure Statement with Respect to Amended Joint Plan of Reorganization of ARTRA GROUP, Incorporated (the “Disclosure Statement”).

13. On November 2, 2006 this Court entered an Order Approving First Amended Disclosure Statement approving, as adequate for purposes of section 1125 of the Bankruptcy Code, the Disclosure Statement in the form subsequently filed on November 3, 2006.

14. On January 24, 2007, the Plan Proponents filed the Plan, as modified.

E.	Summary of the Plan

15. The cornerstones of the Plan are: (i) the creation of an asbestos trust to which all of the present and future Asbestos Personal Injury Claims against the Debtor will be channeled for resolution and payment; (ii) the transfer of assets to the asbestos trust for the payment of such claims; (iii) the emergence of Reorganized ARTRA with sufficient assets from which to fund its post-confirmation business activities; and (iv) entry of a permanent channeling injunction that would enjoin future prosecution of Asbestos Personal Injury Claims against the Debtor. Reorganized ARTRA, and the other Released Parties.

16. The Plan and the Trust Distribution Procedures attached thereto require that all holders of unliquidated Asbestos Personal Injury Claims will have to file a claim form with the Asbestos Trust, together with supporting documentation. The Asbestos Trust shall evaluate resolve and pay the Asbestos Personal Injury Claims in accordance with the Trust Distribution Procedures.

17. After making distributions required under the Plan, Reorganized ARTRA will remain in business with the following assets:

a.	Debtor’s approximate $4,100,000 net operating loss carry forward;

b.	cash proceeds of $700,000 and ownership of the Comforce Stock, subject to the terms of the Escrow Agreement; and

c.	Debtor’s existing oil and mineral rights, if any.

18. The Plan incorporates several previously approved settlement agreements, as follows:

(i)	Entrade Settlement, as more fully described in section 7.1(a) of the Plan, having an aggregate value to the Asbestos Trust of $5,000,000.

(ii)	Muralo Settlement, as more fully described in section 7.1(b) of the Plan, having an aggregate value of $2.5 million to the Asbestos Trust except for $27,500 earmarked for payment by Reorganized ARTRA to the holders of Class 2B Defense Costs Claims.

(iii)	Fireman’s Fund Settlement, as more fully described in section 7.1(c) of the Plan, having an aggregate value of $4,125,000 to the Asbestos Trust.

(iv)	Granite State Asbestos Coverage Settlement, as more fully described in section 7.1(d) of the Plan, having an aggregate value of $58,618,963 to the Asbestos Trust.

Pursuant to the Fireman’s Fund Settlement and the Granite State Asbestos Coverage Settlement, Fireman’s Fund and Granite State are each deemed a “Settling Asbestos Insurance Company” under the Plan. In exchange for their contributions to the Debtor’s Estate and the Asbestos Trust, the Debtor, Reorganized ARTRA. Granite State. Fireman’s Fund, Entrade, Muralo, the other parties to the other approved settlement agreements listed above, and such other entities designated by the Plan Proponents as “Settling Asbestos Insurance Companies” shall each be released from all Asbestos Personal Injury Claims, which claims will be channeled under sections 524(g) or 105(a) of the Bankruptcy Code (or both) to the Asbestos Trust.

All Asbestos Personal Injury Claims will be subject to the Asbestos Permanent Channeling Injunction. The Plan enjoins all present and future Asbestos Personal Injury Claimants, and all holders of any pre-Confirmation right to payment from the Debtor’s estate, from pursuing any actions against the Released Parties, including any Settling Asbestos Insurance Company, as set forth more fully below and in Section 8.5 of the Plan.

The deemed release of the Muralo Released Parties by the Defense Firms/Providers, as set forth and described in Section 5.3(c) of the Plan, is supported by reasonable consideration and is otherwise valid and binding upon the Defense Firms/Providers.

F.	The Plan Solicitation Process

19. On June 6, 2002, this Court authorized the Debtor to retain Omni Capital Management Corporation f/k/a Robert L. Berger & Associates as its Notice Agent and Voting Agent. The Plan Proponents’ solicitation process began with entry by this Court, on November 2, 2006, of the Voting Procedures Order.

20. Commencing on November 18, 2006 and continuing through November 22, 2006, the Voting Agent mailed approximately 120 solicitation packages by first-class mail, postage prepaid and subsequently mailed approximately 32,000 solicitation packages to individuals asserting Asbestos Personal Injury Claims at the direction of their counsel. In addition, notice of the Confirmation Hearing and the means to obtain a Ballot were published in USA Today on November 27, 2006 and December 4, 2006, and the Voting Agent mailed solicitation packages to all other entities requesting such materials in writing.

G.	Balloting Results With Respect to the Plan

21. Prior to the December 14, 2006 deadline for submitting votes to accept or reject the plan (the “Voting Deadline”), the Voting Agent received properly completed Ballots were received from or on behalf of 23,033 holders of Class 1 Asbestos Personal Injury Claims. Of these Ballots, Ballots on behalf of 23,032 Class 1 Claimants, constituting 99.996% in number and 99.998% in amount of the Ballots cast, were cast in favor of the Plan. A Ballot was also received from the sole holder of the Class 2A The Sherwin-Williams Company Claim, voting in favor of the Plan.

22. Between the Voting Deadline and January 10, 2007, the Voting Agent received properly-completed Ballots on behalf of 1,598 additional Claimants, from whom Ballots were cast to accept the Plan on behalf of one thousand five hundred and ninety (1,590) Class 1 Claimants and one (1) Class 2B Claimant. Ballots were cast to reject the Plan on behalf of seven (7) Class 1 Claimants. By separate Order, this Court has permitted these properly-completed Ballots to be deemed timely filed. No ballots were cast on behalf of any holders of Class 2C Claims and the Debtor has represented that there are no known Claimants in Class 2C. Therefore, all provisions relating to Class 2C are hereby stricken from the Plan.

23. Based on the votes cast in favor of the Plan by the Class 1, Class 2A and Class 2B Claimants who voted and the value of the claims underlying such Ballots, for purposes of sections 524(g), 1126(c), and 1129(a) of the Bankruptcy Code, the Plan has received sufficient votes to have been accepted by holders of not less than two-thirds ( 2/3) in amount and seventy-five percent (75%) in number of holders of Class 1 Asbestos Personal Injury Claims, and at least two-thirds in amount and more than one-half in number of holders of Class 2A Claims and Class 2B Claims that voted to accept or reject the Plan.

H.	The Confirmation Hearing

24. The Confirmation Hearing was held on January 25, 2007.

25. Prior to the Confirmation Hearing, this Court reviewed affidavits submitted in support of confirmation from the following individuals: John Conroy; the Honorable Erwin I. Katz (ret.); Mark A. Peterson and Brian Osborne.

26. At the Confirmation Hearing, this Court heard arguments and presentations of counsel for the Debtor, the Creditors’ Committee and the Futures Representative, each of whom spoke in support of confirmation of the Plan. These parties advised the Court that witnesses were available to testify or to answer questions put requested that the Court accept the filed affidavits and attorney proffers in lieu of testimony. No party (i) objected to the affidavits or the proffered evidence, or (ii) asked to cross-examine or otherwise question any of the witnesses. Accordingly, without objection, this Court accepted the affidavits and proffers of testimony by counsel for the aforementioned parties.

I.	Required Findings Under The Plan

27. As required by Section 9.1(b) of the Plan, and based upon the Court’s review of the record in this case and the evidence adduced at the Confirmation Hearing, the Court makes the additional findings enumerated below.

28. The Asbestos Permanent Channeling Injunction and the Supplemental Injunction are to be implemented in accordance with the Plan and the Asbestos Trust.

29. As of the Petition Date, the Debtor has been named as a defendant in personal injury, wrongful death, or properly damage actions seeking recovery for damages allegedly caused by the presence of, or exposure to, asbestos or asbestos-containing products.

30. The Asbestos Trust shall assume all liabilities with respect to all Asbestos Personal Injury Claims on the Effective Date and no Claimant has or shall have an Asbestos Personal Injury Claim against the Debtor that will not be channeled to the Asbestos Trust and treated under the Trust Distribution Procedures.

31. The Asbestos Trust is to use its assets and income to pay (i) Asbestos Personal Injury Claims, including all future Asbestos Personal Injury Claims and Demands, in accordance with the Trust Distribution Procedures, and (ii) the Asbestos Trust Expenses.

32. The Debtor is likely to be subject to substantial future Demands or claims for payment arising out of the same or similar conduct or events that gave rise to the Asbestos Personal Injury Claims that are addressed by the Asbestos Permanent Channeling Injunction.

33. The actual amounts, numbers, and timing of Demands cannot be determined.

34. Pursuit of Demands outside the procedures prescribed by the Plan and the Trust Distribution Procedures is likely to threaten the Plan’s purpose to deal equitably with Asbestos Personal Injury Claims and Demands.

35. The terms of the Asbestos Permanent Channeling Injunction and the Supplemental Injunction, including any provisions barring actions against third parties, are set out in the Plan and described in the Disclosure Statement.

36. Pursuant to Court orders and the Asbestos Trust Documents, the Asbestos Trust shall operate through mechanisms such as structured, periodic, or supplemental payments, pro rata distributions, matrices, or periodic review of estimates of the numbers and values of Asbestos Personal Injury Claims and Demands or other comparable mechanisms, that provide reasonable assurance that the Asbestos Trust shall value, and be in a financial position to pay, similar Asbestos Personal Injury Claims and Demands, whether settled or liquidated prior to or after the Effective Date, in substantially the same manner.

37. The Futures Representative was appointed by this Court for the purpose of, among other things, protecting the rights of persons that might subsequently assert Demands of the kind that are addressed in the Asbestos Permanent Channeling Injunction.

38. In light of the benefits provided, or to be provided, to the Asbestos Trust on behalf of each Released Party, entry of the Asbestos Permanent Channeling Injunction is fair and equitable with respect to the persons that might subsequently assert Demands that would constitute Asbestos Personal Injury Claims against any Released Party.

39. The Asbestos Permanent Channeling Injunction and Supplemental Injunction are properly entered and implemented pursuant to section 524(g) or section 105 of the Bankruptcy Code, or both.

40. The Plan and its acceptance otherwise comply with section 524(g) of the Bankruptcy Code.

41. The Asbestos Permanent Channeling Injunction and the Supplemental Injunction are essential to the Plan and the Debtor’s reorganization efforts.

42. All Persons who solicited acceptances or rejections of the Plan (including the Debtor, the Creditors’ Committee and all of their respective officers, directors, shareholders, attorneys, agents, advisers and employees, and all of the other Released Parties) and the Voting Agent have acted in good faith and in compliance with all applicable provisions of the Bankruptcy Code in connection with such solicitation and are not liable on account of such solicitation or participation for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale or purchase of securities.

43. The Plan and Plan Documents, including, without limitation: (i) the Asbestos Trust Agreement; (ii) the Asbestos Insurance Assignment Agreement, (iii) the Trust Distribution Procedures and all amendments, modifications and supplements thereto including, without limitation, all annexes, exhibits, and schedules thereto, and all terms and conditions thereof, are fair and reasonable and are hereby approved.

J.	Appointment of Trust Advisory Committee

44. The Creditors’ Committee and Futures Representative have, pursuant to section 6.6(e) of the Plan, nominated the following individuals as members of the Trust Advisory Committee (the “TAC”); Alan B. Rich, a partner in the law firm of Baron & Budd, P.C.; David S. Frockt, a partner in the law firm of Bergman Senn Pageler & Frockt; Mark H. Iola, a partner in the law firm of Stanley, Mandel & Iola, L.L.P.; Steven Kazan, a partner in the law firm of Kazan, McClain, Abrams, Fernandez, Lyons & Farrise; and Scott W. Wert, a partner in the law firm of Foster & Sear.

K.	Appointment of Trustees of Asbestos Trust

45. The Creditors’ Committee and the Futures Representative have, pursuant to section 6.6(d) of the Plan, nominated the Honorable Alfred Wolin (ret.) to serve as the initial Trustee of the Asbestos Trust.

L.	Pending Asbestos Insurance Settlements.

46. Following the filing of the Plan, the Plan Proponents have negotiated settlements with the following insurance companies: Munich Re America Inc. as defined in Section 1.C., 1.1 of the Settlement Agreement, Policy Buyback And Complete Policy Release Between ARTRA Group, Incorporated And Munich Re America Inc., approved by the Bankruptcy Court January 18, 2007, including but not limited to Munich Re America Inc. as successor in interest to Executive Risk Indemnity, Inc. as successor in interest to American Excess Insurance Company (hereinafter “Munich Re”); Everest Reinsurance Company, formerly known as Prudential

Reinsurance Company (“Everest Re”); American Motorists Insurance Company (“AMICO”); Allstate Insurance Company, solely as successor-in-interest to Northbrook Excess and Surplus Insurance Company, formerly known as Northbrook Insurance Company pursuant to merger effective January 1, 1985 (“Northbrook”) and Century Indemnity Company (“Century”). The Plan Proponents’ Settlements with Everest Re and Munich Re have been approved by prior Order of this Court and, pursuant thereto. Everest Re and Munich Re are each a “Settling Asbestos Insurance Company” for all purposes under the Plan. The Plan Proponents have sought or will seek separate approval of the proposed Asbestos Insurance Settlements of the remaining insurance companies from this Court. If and where such settlements are approved by this Court, after notice and a hearing, each such insurance company shall be deemed a “Settling Asbestos Insurance Company” for all purposes under the Plan. The Plan Proponents have also commenced negotiations with Transamerica Premier Insurance Company, now known as TIG Premier Insurance Company (“Transamerica”) and Transport Insurance Company (“Transport”), as successor in interest to Transport Indemnity Company. To the extent that this Court separately approves an Asbestos Insurance Settlement within 120 days from the entry of this Order, Transamerica and/or Transport shall be deemed to be a Settling Asbestos Insurance Company for all purposes under the Plan, entitled to all benefits provided to Settling Asbestos Insurance Companies thereunder.

M.	Objections to Confirmation

47. The Scheduling Order fixed December 14, 2006 as the deadline for filing objections to the Plan. By virtue of the Bankruptcy Insurance Stipulation, certain objections to the Plan of certain Insurers (as defined in the Bankruptcy Insurance Stipulation) have been withdrawn or resolved. Objections to confirmation were filed by Northbrook [docket no. 1125] AMICO [docket no. 1119], and

Century [docket no. 1170]. The objections of AMICO and Century have been withdrawn. With respect to the objection of Northbrook and notwithstanding any other provision of this Order, (a) the Plan Proponents shall use reasonable best efforts to obtain the entry of an Order of this Court approving of the Asbestos Insurance Settlement with Northbrook prior to the hearing before the District Court concerning entry of the Confirmation Order, (b) if the Asbestos Insurance Settlement with Northbrook is approved by this Court then Northbrook’s objection to the Plan shall be automatically withdrawn without further act or deed, and (c) the Northbrook objection to the Plan be and is hereby preserved and may be raised by Northbrook, subject to subsection (b) hereof, in connection with the hearing before the District Court concerning entry of the Confirmation Order.

III. CONCLUSIONS OF LAW

A.	Compliance of the Plan With Requirements for Confirmation under Section 1129 of the Bankruptcy Code

1.	Section 1129(a)(1) – Plan Compliance with the Provisions of the Bankruptcy Code

48. The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code.

49. As required by section 1122(a) of the Bankruptcy Code, Article 4 of the Plan classifies each Claim against and Interest in the Debtor into a class containing only substantially similar Claims or Interests. A reasonable basis exists for the classification scheme employed by the Plan and the Plan Proponents’ classification of Claims and Interests is fair and reasonable.

50. Pursuant to section 1123(a)(1) of the Bankruptcy Code. Article 4 of the Plan properly classifies all Claims against the Debtor, excepting Claims of a kind specified in sections 507(a)(1), 507(a)(2), or 507(a)(8) of the Bankruptcy Code.

51. Pursuant to section 1123(a)(2) of the Bankruptcy Code, Article 3 of the Plan properly identifies and describes the treatment of each class of Claims that is not impaired under the Plan.

52. Pursuant to section 1123(a)(3) of the Bankruptcy Code, Article 5 of the Plan properly identifies and describes the treatment of each class of Claims or Interests that is impaired under the Plan.

53. Pursuant to section 1123(a)(4) of the Bankruptcy Code, the Plan provides the same treatment for each Claim or Interest in a particular class, unless the holder of a particular Claim or Interest agreed to a less favorable treatment of such particular Claim or Interest.

54. In accordance with section 1123(a)(5) of the Bankruptcy Code, the Plan provides adequate means for its execution and implementation, including, without limitation, the execution and effectuation of the Asbestos Trust Agreement, the Asbestos Insurance Assignment, the creation of the Asbestos Trust the issuance of the Asbestos Permanent Channeling Injunction and the Supplemental Injunction, the Effective Date contributions and post-Effective Date corporate management, governance and actions of Reorganized ARTRA and the Asbestos Trust in Articles 5, 6, 7 and 8 of the Plan.

55. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the Plan provides that, on or prior to the Effective Date, the Debtor shall adopt an Amended Certificate of Incorporation, which will prohibit the issuance of non-voting equity securities and provide for the appropriate distribution of voting power among all classes of equity securities authorized for issuance.

56. In accordance with section 1123(a)(7) of the Bankruptcy Code, the provisions of the Plan, the Amended Certificate of Incorporation, the Asbestos Trust Agreement and the Trust Distribution Procedures regarding the selection of the executive officers and directors of Reorganized ARTRA, the selection of the initial Trustee of the Asbestos Trust, the initial members of the TAC and the Futures Representative, are consistent with the interests of the holders of Claims and Interests and with public policy, and the initial selection of each such individual is consistent with the interests of the holders of Claims and Interests and with public policy.

57. Pursuant to section 1123(b)(1) of the Bankruptcy Code, the Plan impairs or leaves unimpaired, each class of Claims or Interests.

58. Pursuant to section 1123(b)(2) of the Bankruptcy Code, the Plan provides for the assumption of any unexpired lease or executory contract that has not been rejected by the Debtor with the Court’s approval on or prior to the Effective Date, except those executory contracts and unexpired leases, if any, that the Debtor designates as being subject to rejection in connection with the Effective Date.

59. In accordance with section 1123(b)(3) of the Bankruptcy Code, the Plan provides for the settlement or adjustment of all claims and interests belonging to the Debtor or its Estate.

60. In accordance with section 1123(b)(6) of the Bankruptcy Code, the Plan includes other appropriate provisions not inconsistent with the Bankruptcy Code, including, without limitation:

a.	The Debtor will possess Cash necessary to satisfy Allowed Administrative Expense Claims on the Effective Date, or as otherwise required by the Plan;

b.	The Debtor and Creditors’ Committee will possess Cash necessary to satisfy Allowed Claims in Classes 2A, 2B and 2C on the Effective Date or as soon as practicable thereafter;

c.	The Debtor will possess Cash necessary to cure any existing defaults relating to all executory contracts and unexpired leases assumed pursuant to the terms of the Plan; and

d.	The Plan consists of and incorporates a series of agreements negotiated among the Debtor and other entities to ensure the success and the feasibility of the Plan.

2.	Section 1129(a)(2) – Plan Proponents’ Compliance with the Provisions of the Bankruptcy Code

61. The Plan Proponents have complied with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(2) of the Bankruptcy Code, including sections 1125 and 1126.

3.	Section 1129(a)(3) – Proposal of the Plan is in Good Faith

62. The Plan Proponents have proposed the Plan in good faith and not by any means forbidden by law in accordance with Section 1129(a)(3). The Plan Proponents’ good faith is evident from the facts and records of this Case, the Disclosure Statement, the record of the Plan Confirmation Hearing and other proceedings held in this Case. The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtor’s estate, of effectuating a successful reorganization of the Debtor and of fairly and equitably addressing the Asbestos Personal Injury Claims and Demands against the Debtor.

4.	Section 1129(a)(4) – Approval of Certain Payments as Reasonable

63. All payments by the Debtor’s bankruptcy estate for costs and services in connection with the Debtor’s Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, to representatives, consultants, professionals and others, the approval of which is required under the Bankruptcy Code, either have previously been approved by the Court or remain subject to approval by the Court as reasonable, and were adequately disclosed in the Plan and the Disclosure Statement and exhibits thereto, or have been disclosed prior to or at the Confirmation Hearing.

5.	Section 1129(a)(5) – Disclosure of Identity and Affiliations of Proposed Reorganized ARTRA’s Management, Proposed TAC Members and Trustee and Proposed Compensation of Insiders is Consistent with the Interests of Creditors and Interests and Public Policy

64. The Plan Proponents have duly and properly disclosed the identity and affiliations of the proposed directors and officers of Reorganized ARTRA, the initial members of the TAC, the Trustee, and the Futures Representative, and the identity and compensation of insiders who will be employed by Reorganized ARTRA or the Asbestos Trust. The appointment or continuance of the proposed directors, officers, TAC members, Trustee and Futures Representative is consistent with the interests of the holders of Claims and Interests and with public policy.

6.	Section 1129(a)(6) – Approval of Rate Changes

65. The Debtor’s current business does not involve the establishment of rates over which any regulatory commission has or will have jurisdiction after confirmation of the Plan.

7.	Section 1129(a)(7) – Best Interests of Holders of Claims and Interests

66. In accordance with section 1129(a)(7), each holder of a Claim or Interest in an impaired class has accepted the Plan or will receive at least as much under the Plan as such holder would in a liquidation of the Debtor under Chapter 7 of the Bankruptcy Code.

8.	Section 1129(a)(8) – Acceptance of the Plan by Each Class Entitled to Vote for the Plan

67. With respect to each impaired class of Claims voting on the Plan, Creditors that hold at least two-thirds in amount and more than one-half in number of the Allowed Claims of such class have accepted the Plan.

68. Furthermore, more than seventy-five percent (75%) of the Creditors voting in Class I (Asbestos Personal Injury Claims) have accepted the Plan, thereby satisfying the requirements of section 524(g)(2)(B)(ii)(IV)(bb) of the Bankruptcy Code.

9.	Section 1129(a)(9) – Treatment of Priority Claims

69. The Plan provides for the treatment of Administrative Expense Claims, Priority Tax Claims and Claims entitled to priority pursuant to sections 507(a)(3) – (8) of the Bankruptcy Code in the manner required by section 1129(a)(9) of the Bankruptcy Code.

10.	Section 1129(a)(10) – Acceptance of the Plan by Each Impaired Class

70. The Plan has been accepted by all classes of impaired Claims that are entitled to vote and that contain at least one (1) voting member, including Classes 1 and 2A and 2B, as determined without including any acceptance of the Plan by any insider.

11.	Section 1129(a)(11) – Feasibility of the Plan

71. The evidence proffered or adduced at the Confirmation Hearing (a) is persuasive and credible; (b) has not been controverted by other evidence, and (c) establishes that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of Reorganized ARTRA or the Asbestos Trust, thus satisfying the feasibility requirements of section 1129(a)(11) of the Bankruptcy Code.

12.	Section 1129(a)(12) – Payment of Bankruptcy Fees

72. All fees payable under 28 U.S.C. § 1930, if any, have been paid or will be paid on the Effective Date. Reorganized ARTRA will possess Cash necessary to pay any fees payable under 28 U.S.C. § 1930, as determined by the Court at the Confirmation Hearing.

13.	Section 1129(a)(13) – Retiree Benefits

73. The Debtor has no obligation to pay retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code.

14.	Section 1129(d) – Principal Purpose Not Tax Avoidance

74. No party in interest, including, without limitation, any governmental unit or taxing authority, has requested that the Court deny confirmation of the Plan on grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933 and the primary purpose of the Plan is not such avoidance. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

B.	The Asbestos Trust and the Asbestos Permanent Channeling Injunction Comply With the Requirements of Section 524(g) of the Bankruptcy Code and the Asbestos Permanent Channeling Injunction Provided for in the Plan and Contained Herein is Issued in Compliance with Applicable Notice and Hearing Requirements and Is Otherwise Proper

75. In accordance with section 524(g)(1) of the Bankruptcy Code, the Plan provides that the Asbestos Permanent Channeling Injunction will be issued in connection with the Order confirming the Plan.

76. There has been proper notice of the Confirmation Hearing, and the terms of the Asbestos Permanent Channeling Injunction properly enjoin Entities from taking legal action for the purpose of directly or indirectly collecting, recovering or receiving payment or recovery with respect to any Claim or Demand that, under the Plan, is to be paid in whole or in part by the Asbestos Trust, except as otherwise expressly allowed by the terms of such Injunction, the Confirmation Order and the Plan, respectively.

C.	Section 524(g)(2) – The Asbestos Trust Satisfies the Structural Requirements of Section 524(g)

77. As of the Petition Date, in accordance with section 524(g)(2)(B)(i)(I), the Debtor has been named as a defendant in personal injury, wrongful death, or property damage actions seeking recovery for damages allegedly caused by the presence of, or exposure to, asbestos or asbestos-containing products.

78. In accordance with the section 524(g)(2)(B)(i)(I)-(IV) of the Bankruptcy Code, the Asbestos Permanent Channeling Injunction is to be implemented in connection with the Asbestos Trust, which, pursuant to the Plan:

a.	shall assume the liabilities of the Debtor with respect to Asbestos Personal Injury Claims;

b.	is funded in whole or in part by the securities of the Debtor and the obligation of such Debtor to make future payments;

c.	would be entitled to own, if specified contingencies occur, the majority of the shares of the Debtor; and

d.	is to use its assets and income to pay Asbestos Personal Injury Claims and Demands.

79. As required by section 524(g)(2)(B)(ii)(I)-(V), the facts and circumstances of Debtor’s Chapter 11 Case include the following:

a.	the Debtor is likely to be subject to substantial future Demands for payment arising out of the same or similar conduct or events to those that gave rise to the Asbestos Personal Injury Claims, which are addressed by the Asbestos Permanent Channeling Injunction;

b.	the actual amounts, numbers, and timing of Demands cannot be determined;

c.	the pursuit of Demands outside the procedures prescribed by the Plan and the Trust Distribution Procedures is likely to threaten the Plan’s purpose to deal equitably with Asbestos Personal Injury Claims;

d.	the terms of the Asbestos Permanent Channeling Injunction, including any provisions barring actions against third parties, are set out in the Plan and described in the Disclosure Statement;

e.	the Plan establishes, in Class 1, a separate class of claimants whose Claims are to be addressed by the Asbestos Trust;

f.	the class of claimants whose Claims are to be addressed by the Asbestos Trust has voted, by more than seventy-five percent (75%) of those voting, in favor of the Plan; and

g.	pursuant to the Trust Distribution Procedures, the Asbestos Trust shall operate through mechanisms such as structured, periodic, or supplemental payments, pro rata distributions, matrices, or periodic review of estimates of the numbers and values of Asbestos Personal Injury Claims and Demands, that provide reasonable assurance that the Asbestos Trust shall value, and be in a financial position to pay, present Asbestos Personal Injury Claims and future Demands that involve similar Asbestos Personal Injury Claims in substantially the same manner.

D.	Section 524(g)(4) - The Asbestos Permanent Channeling Injunction Shall Be Valid And Enforceable Pursuant to Section 524(g)(4) of the Bankruptcy Code

80. In accordance with section 524(g)(4)(A), the Asbestos Permanent Channeling Injunction shall be valid and enforceable against all entities that it addresses and the Released Parties are all appropriate third parties eligible for protection pursuant to section 524(g)(4)(A)(ii) of the Bankruptcy Code.

81. In accordance with section 524(g)(4)(B)(i) of the Bankruptcy Code, the Futures Representative was appointed by this Court as part of the proceedings leading to the issuance of the Asbestos Permanent Channeling Injunction for the purpose of, among other things, protecting the rights of persons that might subsequently assert Demands of the kind that would constitute Asbestos Personal Injury Claims and that will be transferred to the Asbestos Trust pursuant to the Asbestos Permanent Channeling Injunction.

82. The Futures Representative approves of the treatment provided to holders of Asbestos Personal Injury Claims, including, but not limited to, the issuance of the Asbestos Permanent Channeling Injunction.

83. In accordance with section 524(g)(4)(B)(ii) of the Bankruptcy Code, in light of the benefits provided, or to be provided, to the Asbestos Trust by or on behalf of each Released Party (including any Settling Asbestos Insurance Company), the Asbestos Permanent Channeling Injunction is fair and equitable with respect to persons that might subsequently assert Demands that would constitute Asbestos Personal Injury Claims against any Released Party (including any Settling Asbestos Insurance Company).

84. The Plan otherwise complies with section 524(g) of the Bankruptcy Code.

E.	Approval of the Settlements, Discharges, Releases And Injunctions Provided Under the Plan

85. The provisions of the Plan incorporating the terms of the Debtor’s previously approved settlements with Entrade, Muralo, Fireman’s Fund and Granite State are an integral part of the Plan and this Order.

86. The funds, waivers and other value to be provided by the non-Debtor Released Parties who are parties to the aforenoted approved settlement agreements are valuable consideration, provided on behalf of all Entities for which such parties are acting under their respective settlement agreements, for the releases and Injunctions contained in the Plan and in those approved settlement agreements, as well as the other benefits contained therein, and would not otherwise be provided by such non-Debtor Released Parties in the absence of such benefits afforded them in the approved settlement agreements and the Plan. Further, each non-Debtor Released Party that will benefit from the releases, waivers of claims, exculpations, indemnities and Injunctions contained in the Plan either shares an identity of interest with the Debtor, was instrumental to the successful prosecution of the Chapter 11 Case, provided necessary funding to the Debtor and/or has contributed substantial assets or other benefits to the Debtor’s reorganization, which value will allow for distributions that would not otherwise be available, but for the contribution made by such non-Debtor Released Party. Such releases, waivers, exculpations, indemnities and Injunctions are essential to the Debtor’s successful reorganization, consistent with applicable laws, and each of the impacted Classes that voted has voted to accept its proposed treatment under the Plan.

87. All releases, discharges, and Injunctions with respect to claims and causes of action against the Released Parties set forth in the Plan are integral parts of the interlocking set of compromises and settlements that are embodied in the Plan. All of the foregoing are fair, equitable, reasonable, and in the best interests of the Debtor, Reorganized ARTRA, the Asbestos Trust and holders of Claims, Interests and Demands (including holders of Asbestos Personal Injury Claims and Demands), and are effective and binding on all Entities who may have had standing to assert such Claims or causes of action.

88. This Court has the power and authority under sections 524(g) and 105(a) of the Bankruptcy Code to enter the Injunctions contemplated by the Plan which, among other things, will channel the Asbestos Personal Injury Claims to the Asbestos Trust, and limit the direct or indirect prosecution of Asbestos Personal Injury Claims and Demands against the Debtor and, as ordered and/or affirmed by the District Court, against any or all of the other Released Parties, including any of the Settling Asbestos Insurance Companies and also has the power and authority to prohibit any Entity from attempting to circumvent the Plan and the orders of this Court.

89. The Supplemental Injunction is a proper exercise of the foregoing authority of the Court and its entry is warranted by the facts and circumstances of this Chapter 11 Case.

90. Pursuant to section 1123(b) of the Bankruptcy Code and Bankruptcy Rule 9019(a), and in consideration of the classification, distributions, and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all the Claims and controversies resolved pursuant to the Plan.

91. Based upon the representations and arguments of counsel to the Debtor and the Creditors’ Committee, and all affidavits submitted in support of Confirmation of the Plan, all testimony proffered and the full record of this Chapter 11 Case, such settlements, compromises, and the Asbestos Permanent Channeling Injunction and Supplemental Injunction:

a.	Reflect a reasonable balance between certainty and the risks and expenses of both future litigation and the continuation or conversion of this Chapter 11 Case;

b.	Fall well within the range of reasonableness for the resolution of complex litigation;

c.	Are fair and equitable and in the best interest of the Debtor, its estate, Creditors and other parties in interest;

d.	Will maximize the value of the bankruptcy estate by preserving and protecting the ability of Reorganized ARTRA to continue operating outside of bankruptcy protection and in the ordinary course of business; and

e.	Are essential to the successful reorganization of the Debtor.

F.	Bankruptcy Rule 3016(b)

92. The Plan is dated and identifies the name of the submitting entities, in accordance with Bankruptcy Rule 3016(b).

G.	No Successor Liability; Vesting of Assets; Discharge of Liabilities

93. Neither the Released Parties, Reorganized ARTRA nor the Asbestos Trust is, or shall be, a successor to the Debtor by reason of any theory of law or equity, and none shall have any successor or transferee liability of any kind or character, except that Reorganized ARTRA and the Asbestos Trust shall assume the obligations specified in the Plan and this Order.

94. Except as otherwise provided in the Plan, on the Effective Date, title to all of the Debtor’s assets and properties and interests in property shall vest in Reorganized ARTRA, free and clear of all Claims, Interests, Encumbrances and other interests, and this Order shall be a judicial determination of the discharge of the liabilities of the Debtor.

H.	Conditions to the Effective Date

95. The Plan Proponents have stated that they have no reason to believe that all conditions to the Effective Date will not be satisfied or duly waived in accordance with Section 9.4 of the Plan.

I.	General

96. Due notice of the Confirmation Hearing has been given to all parties in interest.

97. The affidavits provided prior to the Confirmation Hearing and the evidence presented by the Plan Proponents at the Confirmation Hearing provide an adequate and competent basis for the findings of fact and conclusions of law contained herein.

98. Each of the conditions precedent to the entry of the Confirmation Order, as set forth in Article 9.1 of the Plan, has been satisfied or waived.

J.	Exemptions from Securities Laws

99. Pursuant to section 1125(d) of the Bankruptcy Code, the Plan Proponents’ transmittal of Plan Solicitation Packages, their solicitation of acceptances of the Plan and the issuance and distribution of any securities pursuant to the Plan, and Reorganized

ARTRA, participation in such activities, are not and will not be governed by or subject to any otherwise applicable law, rule or regulation governing the solicitation of acceptance or rejection of a plan of reorganization or the offer, issuance, sale, or purchase of securities.

100. Pursuant to section 1145(a)(1) of the Bankruptcy Code, the offering, issuance and distribution pursuant to the Plan of any distributions that may be deemed to be securities shall be exempt from section 5 of the Securities Act of 1933, as amended, and from any state or local law requiring registration, notification, qualification or exemption prior to the offering, issuance, distribution, or sale of securities.

K.	Exemptions from Taxation

101. Pursuant to Section 1146(c), the issuance, transfer or exchange of any security contemplated by the Plan, or the making or delivery of an instrument of transfer under the Plan, may not be taxed under any law imposing a stamp tax or similar tax.

ORDER

Based upon the foregoing, the Plan satisfies the requirements for Confirmation and after due deliberation and sufficient cause appearing therefore, it is hereby FOUND, DETERMINED, ORDERED AND ADJUDGED THAT:

1. The Plan, as filed on January 24, 2007, and each of its provisions are hereby confirmed under sections 524(g) and 1129 of the Bankruptcy Code. The terms of the Plan and the exhibits thereto are incorporated by reference into, and are an integral part of, the Plan and this Order.

2. Votes for acceptance and rejection of the Plan were solicited in good faith and such solicitation complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Disclosure Statement, the Voting Procedures Order, all other applicable provisions of the Bankruptcy Code and all other applicable rules, laws and regulations.

3. The Plan complies with the requirements of sections 524(g) and 1129 of the Bankruptcy Code.

4. The Debtor is hereby authorized and directed to execute, deliver, file or record all documents and to take all actions necessary or appropriate to implement, effectuate and consummate the Plan, without further application to or order of this Court.

5. The Debtor, is hereby authorized and directed to enter into agreements, and to do and perform all acts, to make, execute and deliver all instruments and documents and to pay all fees, and other amounts, which may be required to implement and effectuate the Plan.

6. On and after entry of this Confirmation Order and subject to the occurrence of the Effective Date, the Plan and its provisions shall be binding upon the Debtor, Reorganized ARTRA, any Entity acquiring properly under the Plan, and any holder of a Claim against or Interest in the Debtor whether or not the Claim or Interest was asserted against the Debtor, whether or not the Claim or the Interest of such Claim or Interest holder is impaired under the Plan and whether or not such Claim or Interest holder has voted, or is deemed to have voted, for or against the Plan.

7. Except as otherwise expressly provided in the Plan, on the Effective Date, title to all property of the Debtor’s Estate shall revest in Reorganized ARTRA free and clear of all Liens, Claims, encumbrances, charges and Interests arising on or before the Confirmation Date and other rights and interests of holders of Claims and Interests. Subject to the provisions of the Plan, Reorganized ARTRA may continue in existence free of any restriction imposed by the Bankruptcy Code or the Court.

8. Except as otherwise provided in the Plan, the occurrence of the Effective Date shall operate as a discharge, pursuant to, and to the full extent of, section 1141(d)(1) of the Bankruptcy Code, effective as of the Effective Date, of any and all Claims against the Debtor that arose at any time prior to the Effective Date. On and after the Effective Date, as to every discharged debt and Claim, the Entity that held such debt or Claim shall be precluded from asserting against Reorganized ARTRA or its property any other or further Claim based upon any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

9. Following the Effective Date, neither the Debtor, the Reorganized Debtor, any of its respective officers, directors, employees or agents, the Creditors’ Committee (all of the foregoing acting in such capacity), nor any professional persons employed by any of them, shall have or incur any liability or obligation to any Entity for any action taken or omitted to be taken in connection with, or related to, the formulation, preparation, dissemination, implementation, confirmation or consummation of the Plan, the Disclosure Statement or any contract, release or other agreement or document created or entered into, or any other action taken or omitted to be taken, in connection with the Plan or the Chapter 11 Case; provided, however, that the provisions of this sentence shall have no effect on the liability of any Entity that would otherwise result from an action or omission to the extent that such an action or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

10. Bar Date for Professional Claims and Administrative Expense Claims. All Professionals requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered during the Chapter 11 Case (including, without limitation, any compensation requested by any Professional or any other Entity for making a substantial contribution to the Chapter 11 Case), shall file and serve on Reorganized ARTRA an application for final allowance of compensation and reimbursement of expenses on or before the Bar Date for Administrative Expense Claims. All other creditors asserting Administrative Expense Claims shall file an application for allowance and payment of an Administrative Expense Claim no later than the Bar Date for Administrative Expense Claims. The Bar Date for Administrative Expense Claims shall be the first Business Day that is at least forty-five (45) days after the Effective Date unless a later date is otherwise approved or such time is extended by this Court. Objections to timely-filed applications of Professionals for compensation or reimbursement of expenses and/or other Administrative Expense Claims must be filed and served on Reorganized ARTRA no later than sixty (60) days after the Bar Date for Administrative Expense Claims. Such claims shall be paid in full by Reorganized ARTRA on the later of (i) the Effective Date, or (ii) the date when each such Claim is Allowed by this Court, or (iii) as agreed.

11. Discharge Injunction. Pursuant to sections 105, 1123, 1129 and 1141 of the Bankruptcy Code, in order to preserve and implement the various transactions contemplated by and provided for in the Plan, all Entities that have held, hold or may hold Claims that are discharged pursuant to the terms of the Plan shall be hereby permanently stayed, restrained and enjoined on and after the Effective Date from taking any of the following actions on account of such discharged Claims, other than actions brought solely to enforce any rights or obligations under the Plan: (i) commencing, conducting or continuing in any manner any action or proceeding of any kind (including any thereof in a judicial, arbitral, administrative or other forum) against Reorganized ARTRA, any of its property, or any direct or indirect transferee of, or direct or indirect successor in interest to, the Debtor or Reorganized ARTRA, or any property of any such transferee or successor, (ii) enforcing, levying, attaching (including pre-judgment attachment), collecting or otherwise recovering, by any manner or means, any judgment, award, decree or other against Reorganized ARTRA, any of its properly, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, the Debtor or Reorganized ARTRA, or any property of any such transferee or successor, (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any lien against Reorganized ARTRA, any of its property, or any direct or indirect transferee of any property of, or successor in interest to, the Debtor or Reorganized ARTRA, (iv) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against Reorganized ARTRA, or any direct or indirect transferee of any property of, or successor in interest to the Debtor or Reorganized ARTRA.

12. Approval of Asbestos Permanent Channeling Injunction and Supplemental Injunction. Pursuant to Rule 3020(c)(1) of the Bankruptcy Rules, the following provisions in the Plan are hereby approved and the Entities which are the subject of the injunctions described below are hereby permanently stayed, restrained and enjoined, on and after the Effective Date, from taking any of the actions against the Released parties as described below:

A.	Asbestos Permanent Channeling Injunction; Terms:

a. In order to preserve and promote the settlements contemplated by and provided for in the Plan and to supplement, where necessary, the injunctive effect of the discharge both provided by sections 1141 and 524 of the Bankruptcy Code and as described in this Section 8.5, and pursuant to the exercise of the equitable jurisdiction and power of the Bankruptcy Court under sections 524(g) or 105(a) of the Bankruptcy Code (or both), all Entities which have held or asserted, which hold or assert, or which may in the future hold or assert any Claim, demand (including any Demand), or cause of action (including, but not limited to, any Asbestos Personal Injury Claim and any Released

Claim, or any Claim or demand for or respecting any Asbestos Trust Expense of the Trust) against the Released Parties, or any of them, based upon, relating to, arising out of, or in any way connected with any Released Claim or any Asbestos Personal Injury Claim, whenever and wherever arising or asserted (including, but not limited to, all such claims in the nature of or sounding in tort, contract, warranty or any other theory of law, equity, or admiralty) or against any Interest shall be permanently stayed, restrained and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering, or receiving payments, satisfaction, or recovery with respect to any such Claim, demand, cause of action, or Interest, including, but not limited to:

i.	commencing or continuing in any manner any action or other proceeding of any kind against any of the Released Parties or against the property of any Released Party with respect to any such Claim, demand, cause of action, or Interest based upon, relating to, arising out of, or in any way connected with any Released Claim, any Asbestos Personal Injury Claim or any Demand;

ii.	enforcing, attaching, collecting, or recovering, by any manner or means, any judgment, award, decree or order against any of the Released Parties or against the property of any Released Party with respect to any such Claim, demand, cause of action, or interest based upon, relating to, arising out of, or in any way connected with any Released Claim, any Asbestos Personal Injury Claim or any Demand;

iii.	creating, perfecting or enforcing any Lien of any kind against any Released Party or the property of any Released Party with respect to any such Claim, demand, cause of action, or interest based upon, relating to, arising out of, or in any way connected with any Released Claim, any Asbestos Personal Injury Claim or any Demand;

iv.	asserting or accomplishing any setoff, right of subrogation, indemnity, contribution or recoupment of any kind against any obligation due any Released Party or against the property of any Released Party with respect to any such Claim, demand, cause of action, or interest based upon, relating to, arising out of, or in any way connected with any Released Claim, any Asbestos Personal Injury Claim or any Demand; and

v.	taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan Documents, the Asbestos Trust or the Asbestos Trust Documents, relating to such Claim, demand, cause of action, or interest based upon, relating to, arising out of, or in any way connected with any Released Claim, any Asbestos Personal Injury Claim or any Demand.

b. Reservations.

Notwithstanding anything to the contrary above, this Asbestos Permanent Channeling Injunction shall not enjoin:

i.	the rights of Entities to the treatment accorded them under Articles III, IV and V of the Plan, as applicable;

ii.	the rights of Entities to assert any Claim, debt, litigation, or liability for payment of Asbestos Trust Expenses solely against the Asbestos Trust;

iii.	the retained rights of the Debtor (or Reorganized ARTRA) and the rights of the Asbestos Trust, including, without limitation, the rights of the Debtor (or Reorganized ARTRA) in the Asbestos Insurance Policies, the rights of the Debtor (or Reorganized ARTRA) to transfer its Asbestos Insurance Rights related to the Asbestos Insurance Policies and the Asbestos Insurance Settlement Agreements to the Asbestos Trust pursuant to the terms of this Plan, and the subsequent rights of the Asbestos Trust to prosecute any Asbestos Insurance Rights, Asbestos Insurance Action, assert any claim or Causes of Action, debt, obligation, or liability for payment against an Asbestos Insurance Company, and to collect any Asbestos Insurance Recovery;

iv.	the rights of Entities to assert any Claim, debt, obligation or liability for payment against an Asbestos Insurance Company that is not a Released Party unless otherwise enjoined by order of the Bankruptcy Court; and

v.	the rights of any Listed Asbestos Insurance Company to assert any Insurer Coverage Defense, and/or to assert a Contribution Claim pursuant to the terms of Section §6.14.

B.	Supplemental Injunction, Terms.

In order to preserve and promote the Muralo Settlement contemplated by and provided for in the Plan and approved by the Bankruptcy Court and pursuant to the exercise of the equitable jurisdiction and power of the Bankruptcy Court under section 105(a) of the Bankruptcy Code, the Synkoloid Defense Counsel (as defined in the Muralo Settlement Agreement) shall be permanently stayed, restrained, and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering, or receiving payments, satisfaction or other recovery of, on or with respect to any claims, suits, complaints, requests, liabilities, judgments, demands, assertions, obligations or allegations of any kind or nature whatsoever (the “Enjoined Claims”) against the Muralo Released Parties relating to or arising from the Synkoloid Asbestos Litigation (as defined in the Muralo Settlement Agreement), including, but not limited to:

i.	commencing or continuing, in any manner, any action or other proceeding of any kind against any of the Muralo Released Parties with respect to the Enjoined Claims;

ii.	enforcing, attaching, collecting, or recovering, by any manner or means, any judgment, award, decree, or order against any of the Muralo Released Parties or against the property of the Muralo Released Parties with respect to the Enjoined Claims;

iii.	creating, perfecting or enforcing any Lien of any kind against any of the Muralo Released Parties or the property of any of them with respect to the Enjoined Claims;

iv.	asserting or accomplishing any setoff, right of subrogation, indemnity, contribution, or recoupment of any kind against any obligation due any of the Muralo Released Parties or against property of any of them with respect to the Enjoined Claims; and

v.	taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Muralo Settlement Agreement or any of the Plan Documents relating to such Enjoined Claims;

13. Continuation of Prior Stays and Injunctions. All of the injunctions and/or automatic stays provided for in or in connection with the Chapter 11 Case, whether pursuant to section 105, section 362 or any other provision of the Bankruptcy Code or other applicable law, in existence immediately prior to Confirmation shall remain in full force and effect until the Discharge and other permanent injunctions, including the Asbestos Permanent Channeling Injunction becomes effective, and thereafter, if so provided by the Plan, this Order or by their own terms. In addition, all actions in the nature of those to be enjoined by the permanent injunctions contained in the Plan and herein shall be enjoined during the period between the Confirmation Date and the Effective Date. The Debtor may seek such further orders as it may deem necessary to preserve the status quo during the time between the Confirmation Date and the Effective Date.

14. Pursuant to sections 6.3(f) and 9.2(c) of the Plan, and in accordance with section 9.20(a)(2) of the Illinois Business Corporation Act of 1983, in connection with Debtor’s approved reorganization, this Court hereby directs that the paid-in capital of Debtor be reduced to be $700,000.

15. This Court and, to the extent required under applicable law, the District Court, shall have and retain continuing and exclusive jurisdiction, in accordance with the provisions of the Plan and sections 105(a) and 1142 of the Bankruptcy Code, to the fullest extent permissible, with respect to all matters arising from or related to the implementation of this Order, including without limitation, (a) to enforce the Asbestos Permanent Channeling Injunction and the Supplemental Injunction, and (b) to impose costs and sanctions on any entity found to have violated the Asbestos Permanent Channeling Injunction or the Supplemental Injunction.

16. Notwithstanding the possible applicability of Bankruptcy Rules 6004(g), 7062, 9014, or otherwise, pursuant to Bankruptcy Rule 3020(e), the terms and conditions of this Order shall be immediately effective and enforceable upon its entry on the docket.

17. All time periods set forth in this Order shall be calculated in accordance with Bankruptcy Rule 9006(a).

18. Notice of Entity of Confirmation Order. On or before the date that is thirty (30) days after the District Court enters an order confirming the Plan (the “District Court Confirmation Order”), the Debtor shall serve by first class mail a notice of the entry of this Confirmation Order and the District Court Confirmation Order (the “Confirmation Notice”) to each of the following at their respective addresses last known to the Debtor: (i) the Office of the United States Trustee, (ii) the attorneys for the Creditors’

Committee, (iii) all persons or entities listed in the Debtor’s schedules of assets and liabilities, or any amendments thereto, (iv) all professionals retained by the Debtor and the Creditors’ Committee pursuant to section 327 of the Bankruptcy Code, (v) law firms or attorneys known to represent holders of Asbestos Personal Injury Claims, and (vi) any other known holders of Claims against the Debtor, as evidenced by Claims and/or notices of appearance filed by or on behalf of such holders in this Case. Such service shall constitute good and sufficient notice pursuant to Bankruptcy Rule 2002(f)(7) and 2002(i)-(1) of the confirmation of the Plan and entry of this Confirmation Order and the District Court Confirmation Order. The Debtor shall also cause the Confirmation Notice to be published as promptly as practicable after the Effective Date once in The USA Today (National Edition).

19. Conditions to Effective Date. The Plan shall not become effective unless and until the conditions set forth in Section 9.2 of the Plan have been satisfied or waived pursuant to Section 9.4 of the Plan.

20. Conflicts Between Confirmation Order and Plan. The failure to specifically include any particular provision of the Plan in this Confirmation Order will not diminish the effectiveness of such provision, it being the intent of this Court that the Plan is confirmed in its entirety and incorporated herein by this reference. To the extent of any inconsistency between the provisions of the Plan and this Confirmation Order, the terms and conditions contained in this Confirmation Order shall govern. The provisions of this Confirmation Order are integrated with each other and are nonseverable and mutually dependent unless expressly stated by further order of this Court.

21. Report and Recommendation. Pursuant to Section 524(g)(3)(A) of the Bankruptcy Code and 28 U.S.C. § 157(d), this Order constitutes this Court’s report to the District Court and this Court recommends that the District Court enter an order issuing and/or affirming this Order, including, without limitation, approving the Asbestos Permanent Channeling Injunction and the Supplemental Injunction.

Dated:	, 2007
	Chicago, Illinois	Hon. Pamela S. Hollis
United States Bankruptcy Judge

AFFIRMED:

Dated:	, 2007
	Chicago, Illinois	Hon. Matthew F. Kennelly
United States District Court Judge